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                                                                    Exhibit 99.1


Transatlantic Holdings, Inc. Estimates Loss from September 11th Attacks on the United States


Source: Transatlantic Holdings, Inc.

NEW YORK, New York - (BUSINESS WIRE) - September 17, 2001 - Transatlantic Holdings, Inc. (NYSE: TRH) today estimated that its net loss from the September 11th terrorist attacks on the United States will amount to approximately $100 million after tax.

         This estimate is based on preliminary data, given the unprecedented nature of these tragic events and the short period of time that has elapsed since their occurrence.

         We at Transatlantic extend our deepest sympathies to all those who are suffering as a result of the September 11th attacks.

         As of June 30, 2001, Transatlantic had consolidated assets and stockholders' equity of $6.1 billion and $1.9 billion, respectively. Transatlantic's strong financial condition will enable it to fulfill its obligations to its clients and continue in its role as a premier global reinsurer.

Caution concerning forward-looking statements:

         This press release contains forward-looking statements, including expectations regarding losses resulting from the terrorist attacks. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. In addition, please refer to TRH's Annual Report on Form 10-K for the year ended December 31, 2000 for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

                                      ####

         Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Sydney, Hong Kong, Shanghai and Tokyo. As of June 30, 2001, TRH had consolidated assets of $6.1 billion and stockholders' equity of $1.9 billion. Its subsidiaries, Transatlantic Reinsurance Company (TRC), Putnam Reinsurance Company and Trans Re Zurich are rated "A++ (Superior)," the highest rating classification, by A. M. Best Company. Moody's Investors Service has assigned an insurance financial strength rating of Aa1 ("Excellent") to TRC. Standard & Poor's has assigned an insurer financial strength rating of "AA" to TRC, Putnam and Trans Re Zurich. These subsidiaries offer reinsurance capacity on both a treaty and facultative basis - structuring traditional and non-traditional programs for a full range of property and casualty products, with an emphasis on specialty risks.


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Contact:

Transatlantic Holdings, Inc., New York
Steven S. Skalicky
212-770-2040